EXHIBIT 99.A9-2












                                  Exhibit 4(d)

                Nursing Care Facility Waiver Endorsement (EA133)


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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
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                                   ENDORSEMENT

The Contract to which this Endorsement is attached is hereby amended by addition of the following.

For purposes of this Endorsement, the following definitions apply:

NURSING CARE FACILITY    A skilled or intermediate care facility which meets all
                         of the following tests:

                         1. It must be legally operated to provide skilled or intermediate nursing care to patients at their expense.
                         2. It must provide licensed nursing care by a registered, licensed practical or vocational nurse (RN, LPN, or LVN); it must do so 24 hours a day under the direction of a physician or registered nurse (RN).
                         3. It must keep daily medical records for each patient.
                         4. It is not: a custodial care facility; a home for the aged; an adult congregate living facility; an adult day care center; nor a place mainly for rest, retirement care, or the treatment of alcoholism, mental illness, or drug abuse.
                         5. It is not a hospital but it may be part of a hospital. A bed, ward, unit or wing not meeting all of the above tests is not considered part of such Nursing Care Facility

SKILLED OR INTERMEDIATE  Using professional nursing methods and procedures
NURSING CARE             administered by licensed health care personnel. Such
                         care includes: post-hospital care; rehabilitation nursing care; maintenance therapy; administration of medications which cannot be self-administered;
                         injections; and catheterization.

WE OR US                 Refers to Western Reserve Life Assurance Co. of Ohio.

YOU OR YOUR              Refers to the Owner or Joint Owner of the Contract. If
                         the Owner is other than a natural person, You will mean the Annuitant as named under the Contract.

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If You are confined to a Nursing Care Facility for 30 consecutive days or longer, We will waive all Surrender Charges on Surrender or partial Surrenders from the Contract, as follows. Such confinement must begin after the Contract Date. We will waive Surrender Charges under this Endorsement only for Surrender or partial Surrenders made during such confinement or within two months after confinement ends. Each Surrender or partial Surrender request must be accompanied by satisfactory written evidence of confinement, including dates of confinement, at the time the request is made.

This Endorsement is part of the Contract and is subject to all of the terms and conditions not inconsistent with this Endorsement.



Signed for Us at Our Administrative Office as of the Contract Date, unless a later date is shown here.


     /s/ WILLIAM H. GEIGER                      /s/ JOHN R. KENNEY
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            Secretary                                President

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